Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

This FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of January 22, 2008, among Key Marine Services, LLC, a Delaware limited liability company (the “New Guarantor”), a subsidiary of Key Energy Services, Inc., a Maryland corporation (the “Company”), the existing Guarantors (as defined in the Indenture referred to herein) and The Bank of New York Trust Company, N.A., as trustee under the Indenture referred to herein (the “Trustee”). The New Guarantor and the existing Guarantors are sometimes referred to collectively herein as the “Guarantors”, or individually as a “Guarantor.”

W I T N E S S E T H

WHEREAS, the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of November 29, 2007, relating to the 8 3/8% Senior Notes due 2014 (the “Securities”) of the Company;

WHEREAS, effective after the close of business on December 31, 2007, pursuant to the reorganization of certain of the Company’s Subsidiaries, among other things, (i) certain of the Company’s then-existing Subsidiaries that were also Guarantors were consolidated with or merged with and into certain of the Company’s other Subsidiaries that were also Guarantors, and (ii) Moncla Marine, L.L.C., a Louisiana limited liability company and a Guarantor (the “Prior Guarantor”), was merged with and into the New Guarantor, a newly-organized Subsidiary of the Prior Guarantor;

WHEREAS, Section 10.9(a)(2)(A) of the Indenture provides that a Guarantor may not consolidate with or merge with or into another Person (whether or not such Guarantor is the resulting, transferee or surviving Person) other than the Company or another Guarantor unless the Person surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes, pursuant to a supplemental indenture, all the obligations of such Guarantor under the Indenture, the Securities, its Subsidiary Guarantee and the Registration Rights Agreement;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, the Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder;

NOW THEREFORE, to comply with the provisions of the Indenture and in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the existing Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.                                    CAPITALIZED TERMS.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.                                    AGREEMENT TO GUARANTEE.  The New Guarantor hereby agrees, jointly and severally, with all other Guarantors, to guarantee to each Holder and to the Trustee the Guaranteed Obligations, to the extent set forth in the Indenture and subject to the provisions in the Indenture.  The obligations of the Guarantors to the Holders of Securities and to the Trustee pursuant to the Subsidiary Guarantees and the Indenture are expressly set forth in Article X of the Indenture and reference is hereby made to the Indenture for the precise terms of the Subsidiary Guarantees.

3.                                    EXECUTION AND DELIVERY.  The New Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Security a notation of such Subsidiary Guarantee.

4.                                    NEW YORK LAW TO GOVERN.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.

5.                                    COUNTERPARTS.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.  This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument.

6.                                    EFFECT OF HEADINGS.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.                                    THE TRUSTEE.  Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture.  This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.

[Remainder of Page Intentionally Left Blank.

Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

KEY MARINE SERVICES, LLC

By:	/s/ NEWTON W. WILSON III
Name: Newton W. Wilson III
Title: Vice President

KEY ENERGY SERVICES MEXICO, INC.
KEY ENERGY SERVICES, LLC
KEY ENERGY PRESSURE PUMPING SERVICES, LLC
KEY ENERGY FISHING & RENTAL SERVICES, LLC
KEY ENERGY SHARED SERVICES, LLC
MISR KEY ENERGY INVESTMENTS, LLC *
MISR KEY ENERGY SERVICES, LLC*
KEY ELECTRIC WIRELINE SERVICES, LLC
KEY ENERGY SERVICES (MEXICO), LLC

By:	/s/ NEWTON W. WILSON III
Name: Newton W. Wilson III
Title: Vice President

* SIGNING IN CAPACITY OF PRESIDENT

KEY ENERGY SERVICES, INC.

By:	/s/ RICHARD J. ALARIO
Name: Richard J. Alario
Title: President and Chief Executive Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A.,
as Trustee

By:	/s/ JULIE HOFFMAN-RAMOS
Authorized Signatory